UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 13G (Rule 13d-102) Under the Securities Exchange Act of 1934 VALLEY NATIONAL GASES, INCORPORATED (Name of Issuer) COMMON STOCK, $.001 PAR VALUE PER SHARE (Title of Class of Securities) 919792101 (CUSIP Number) SEPTEMBER 5, 2001 (Date of Event Which Requires Filing of This Statement) Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [_] Rule 13d-1(b) [X] Rule 13d-1(c) [_] Rule 13d-1(d) SCHEDULE 13G CUSIP NO. 919792101 PAGE 2 OF 7 PAGES - - -------------------------------------------------------------------------------- NAME OF REPORTING PERSON Bislett Partners L.P. 1. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3113731 -------------------------------------------------------------------------------- 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A) [_] (B) [X] -------------------------------------------------------------------------------- 3. SEC USE ONLY -------------------------------------------------------------------------------- CITIZENSHIP OR PLACE OF ORGANIZATION 4. California -------------------------------------------------------------------------------- SOLE VOTING POWER 5. 0 NUMBER OF ------------------------------------------------------------------ SHARES SHARED VOTING POWER BENEFICIALLY 6. 468,900 OWNED BY ------------------------------------------------------------------ EACH SOLE DISPOSITIVE POWER REPORTING 7. 0 PERSON WITH SHARED DISPOSITIVE POWER 8. 468,900 -------------------------------------------------------------------------------- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON 9. 468,900 -------------------------------------------------------------------------------- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN 10. SHARES* [_] -------------------------------------------------------------------------------- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11. 5.0% -------------------------------------------------------------------------------- TYPE OF REPORTING PERSON* 12. PN -------------------------------------------------------------------------------- *SEE INSTRUCTIONS BEFORE FILLING OUT INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION. -------------------------------------------------------------------------------- SCHEDULE 13G CUSIP NO. 919792101 PAGE 3 OF 7 PAGES - - -------------------------------------------------------------------------------- NAME OF REPORTING PERSON James D. Harris 1. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) -------------------------------------------------------------------------------- 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A) [_] (B) [X] -------------------------------------------------------------------------------- SEC USE ONLY 3. -------------------------------------------------------------------------------- CITIZENSHIP OR PLACE OF ORGANIZATION 4. United States -------------------------------------------------------------------------------- SOLE VOTING POWER 5. 7,500 NUMBER OF ------------------------------------------------------------------ SHARES SHARED VOTING POWER BENEFICIALLY 6. 468,900 OWNED BY ------------------------------------------------------------------ EACH SOLE DISPOSITIVE POWER REPORTING 7. 7,500 PERSON WITH SHARED DISPOSITIVE POWER 8. 468,900 -------------------------------------------------------------------------------- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON 9. 476,400 -------------------------------------------------------------------------------- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN 10. SHARES* [_] -------------------------------------------------------------------------------- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11. 5.1% -------------------------------------------------------------------------------- TYPE OF REPORTING PERSON* 12. IN -------------------------------------------------------------------------------- *SEE INSTRUCTIONS BEFORE FILLING OUT INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION. -------------------------------------------------------------------------------- ITEM 1(a). NAME OF ISSUER. Valley National Gases Incorporated ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 67 43rd Street Wheeling, West Virginia 26003 ITEM 2(a). NAME OF PERSONS FILING: This statement is filed by: (i) Bislett Partners L.P. (ii) James D. Harris ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 868 South California Avenue Palo Alto, CA 94306 ITEM 2(c). CITIZENSHIP: (i) Bislett Partners L.P. is a California limited partnership. (ii) James D. Harris is a citizen of the United States. ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value per share ITEM 2(e). CUSIP NUMBER: 919792101 ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: Not applicable. Page 4 of 7 Pages ITEM 4. OWNERSHIP: (i) Bislett Partners L.P.: (a) Amount beneficially owned: 468,900 shares (b) Percent of class: 5.0% (c) Number of shares as to which such person has: (i) Sole power to vote or to direct the vote: 0 shares (ii) Shared power to vote or to direct the vote: 468,900 shares (iii) Sole power to dispose or to direct the disposition of: 0 shares (iv) Shared power to dispose or to direct the disposition of: 468,900 shares (ii) James D. Harris: (a) Amount beneficially owned: 476,400 shares (b) Percent of class: 5.1% (c) Number of shares as to which such person has: (i) Sole power to vote or to direct the vote: 7,500 shares (ii) Shared power to vote or to direct the vote: 468,900 shares (iii) Sole power to dispose or to direct the disposition of: 7,500 shares (iv) Shared power to dispose or to direct the disposition of: 468,900 shares ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. Not applicable ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable. ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable. ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. Not applicable. ITEM 9. NOTICE OF DISSOLUTION OF GROUP. Not applicable. Page 5 of 7 Pages ITEM 10. CERTIFICATION. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. Page 6 of 7 Pages SIGNATURE After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. Dated: October 9, 2001 BISLETT PARTNERS L.P By: /s/ James D. Harris ---------------------------------------- Name: James D. Harris Title: General Partner By: /s/ James D. Harris ---------------------------------------- James D. Harris Page 7 of 7 Pages